Exhibit 10.1

STERIS CORPORATION DEFERRED COMPENSATION PLAN

PLAN DOCUMENT

(As Amended And Restated Effective January 1, 2009)

Section 1.	Purpose:	1

Section 2.	Definitions:	1
2.1	“Active Participant”	1
2.2	“Adoption Agreement”	1
2.3	“Beneficiary”	1
2.4	“Board”	1
2.5	“Change in Control”	1
2.6	“Committee”	1
2.7	“Compensation”	1
2.8	“Crediting Date”	1
2.9	“Deferred Compensation Account”	1
2.10	“Disabled”	2
2.11	“Education Account”	2
2.12	“Effective Date”	2
2.13	“Employee”	2
2.14	“Employer”	2
2.15	“Employer Credits”	2
2.16	“In-Service Account”	2
2.17	“Normal Retirement Age”	2
2.18	“Participant”	2
2.19	“Participant Deferral Agreement”	2
2.20	“Participant Deferral Credits”	2
2.21	“Participating Employer”	3
2.22	“Performance-Based Compensation”	3
2.23	“Plan”	3
2.24	“Plan Administrator”	3
2.25	“Plan-Approved Domestic Relations Order”	3
2.26	“Plan Year”	4
2.27	“Qualifying Distribution Event”	4
2.28	“Retirement”	4
2.29	“Retirement Account”	4
2.30	“Section 409A Guidance”	4
2.31	“Service”	4
2.32	“Service Bonus”	4
2.33	“Specified Employee”	4
2.34	“Spouse” or “Surviving Spouse”	5
2.35	“STERIS”	5
2.36	“Student”	5
2.37	“Trust”	5
2.38	“Trustee”	5
2.39	“Years of Service”	5

Section 3.	Participation:	5

Section 4.	Credits to Deferred Compensation Account:	5
4.1	Participant Deferral Credits	5
4.2	Employer Credits	6
4.3	Deferred Compensation Account	6

i

(Continued)

Section 5.	Qualifying Distribution Events:	6
5.1	Separation from Service	6
5.2	Disability	7
5.3	Death	7
5.4	In-Service Distributions	7
5.5	Education Distributions	7
5.6	Change in Control	8

Section 6.	Qualifying Distribution Events Payment Options:	8
6.1	Payment Options	8
6.2	De Minimis Amounts	8
6.3	Subsequent Elections	8
6.4	Acceleration Prohibited	9

Section 7.	Vesting:	9

Section 8.	Accounts; Deemed Investment; Adjustments to Account:	9
8.1	Accounts	9
8.2	Deemed Investments	9
8.3	Adjustments to Deferred Compensation Account	9

Section 9.	Administration by Committee:	10
9.1	General	10
9.2	Conflicts of Interest	10
9.3	Correction of Errors	10
9.4	Authority to Interpret Plan	10
9.5	Third-Party Advisors	10
9.6	Expense Reimbursement	10
9.7	Indemnification	10

Section 10.	Contractual Liability; Trust:	11
10.1	Contractual Liability	11
10.2	Trust	11

Section 11.	Allocation of Responsibilities:	11
11.1	Board	11
11.2	Committee	11
11.3	Plan Administrator	12

Section 12.	Benefits Not Assignable; Facility of Payments:	12
12.1	Benefits Not Assignable	12
12.2	Payments to Minors and Others	12

Section 13.	Beneficiary:	12

Section 14.	Amendment and Termination of Plan:	13
14.1	Termination in the Discretion of STERIS	13
14.2	Termination Upon Change in Control	13
14.3	No Financial Triggers	13

Section 15.	Communication to Participants:	13

Section 16.	Claims Procedure:	14
16.1	Filing of a Claim for Benefits	14
16.2	Notification to Claimant of Decision	14
16.3	Procedure for Review	14
16.4	Decision on Review	14
16.5	Action by Authorized Representative of Claimant	15

ii

(Continued)

Section 17.	Miscellaneous Provisions:	15
17.1	Set off	15
17.2	Notices	15
17.3	Reliance on Data	15
17.4	Receipt and Release for Payments	15
17.5	Headings	15
17.6	Continuation of Employment	15
17.7	Construction	15
17.8	Section 409A Compliance	15

iii

STERIS CORPORATION DEFERRED COMPENSATION PLAN

SECTION 1. PURPOSE:

By execution of the Adoption Agreement, STERIS has adopted the Plan set forth herein to provide a means by which certain management Employees of the Participating Employers may elect to defer receipt of current Compensation from the Participating Employer in order to provide retirement and other benefits on behalf of such Employees of the Participating Employer, as selected in the Adoption Agreement. The Plan is intended to be a nonqualified deferred compensation plan that complies with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended from time to time (the “Code”). The Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation benefits for a select group of management or highly compensated employees under Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974.

SECTION 2. DEFINITIONS:

As used in the Plan, including this Section 2, references to one gender shall include the other and, unless otherwise indicated by the context:

2.1 “Active Participant” means, with respect to any day or date, a Participant who is in Service on such day or date; provided, that a Participant shall cease to be an Active Participant immediately upon a determination by the Committee that the Participant has ceased to be an Employee, or that the Participant no longer meets the eligibility requirements of the Plan.

2.2 “Adoption Agreement” means the written agreement pursuant to which STERIS adopts the Plan, as amended from time to time. The Adoption Agreement is a part of the Plan as applied to STERIS.

2.3 “Beneficiary” means the person, persons, entity or entities designated or determined pursuant to the provisions of Section 13 of the Plan.

2.4 “Board” means the Board of Directors of STERIS and, to the extent of any delegation by the Board of Directors to the Compensation and Corporate Governance Committee of the Board of Directors or any other Committee of the Board of Directors (or subcommittee thereof) pursuant to this Plan or pursuant to the charter of any such Committee or otherwise, such Committee (or subcommittee).

2.5 “Change in Control” shall mean a change of control of STERIS as defined for purposes of Section 409A of the Code, including regulations and administrative guidance promulgated thereunder.

2.6 “Committee” means the persons designated as such in the Adoption Agreement, as applicable. If the Committee is unable to serve, STERIS shall satisfy the duties of the Committee provided for in Section 9.

2.7 “Compensation” shall have the meaning designated in the Adoption Agreement.

2.8 “Crediting Date” means the date designated in the Adoption Agreement for crediting the amount of any Participant Deferral Credits to the Deferred Compensation Account of a Participant. Employer Credits may be credited to the Deferred Compensation Account of a Participant on any day that securities are traded on a national securities exchange.

2.9 “Deferred Compensation Account” means the account maintained with respect to each Participant under the Plan. Each Participant’s Deferred Compensation Account shall contain a separate class year subaccount (each a “Class Year Subaccount”) to reflect the credits and debits associated with the Participant Deferral Credits made to the Plan pursuant to each year’s deferral election. The Deferred Compensation Account shall be credited with

Participant Deferral Credits and Employer Credits, credited or debited for deemed investment gains or losses, and adjusted for payments in accordance with the rules and elections in effect under Section 8. The Class Year Subaccount of a Participant shall include any In-Service Account or Education Account of the Participant, if so elected in the Adoption Agreement.

2.10 “Disabled” means a Participant who is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of a Participating Employer.

2.11 “Education Account” means a separate account to be kept for each Participant that has elected to take education distributions as described in Section 5.5. The Education Account shall be adjusted in the same manner and at the same time as the Deferred Compensation Account under Section 8 and in accordance with the rules and elections in effect under Section 8.

2.12 “Effective Date” shall be the date designated in the Adoption Agreement as of which the Plan first becomes effective.

2.13 “Employee” means an individual in the Service of the Participating Employer if the relationship between the individual and the Participating Employer is the legal relationship of employer and employee and if the individual is a highly compensated or management employee of the Participating Employer and excludes non-resident aliens with no U.S. source income. An individual shall cease to be an Employee no later than such time as such individual incurs a termination of Service.

2.14 “Employer” means STERIS and each other Participating Employer, and each trade or business (whether or not incorporated) that is required to be aggregated with STERIS under rules similar to subsections (b) and (c) of Section 414 of the Code.

2.15 “Employer Credits” means the amounts credited to the Participant’s Deferred Compensation Account pursuant to the provisions of Section 4.2.

2.16 “In-Service Account” means a separate account within a Class Year Subaccount to be kept for each Participant that has elected to take in-service distributions as described in Section 5.4. The In-Service Account shall be adjusted in the same manner and at the same time as the Deferred Compensation Account under Section 8 and in accordance with the rules and elections in effect under Section 8.

2.17 “Normal Retirement Age” of a Participant means the age designated as such in the Adoption Agreement.

2.18 “Participant” means with respect to any Plan Year an Employee who has been designated by the Committee as a Participant and who has entered the Plan or who has a Deferred Compensation Account under the Plan.

2.19 “Participant Deferral Agreement” means a written agreement entered into between a Participant and a Participating Employer pursuant to the provisions of Section 4.1.

2.20 “Participant Deferral Credits” means the amounts credited to the Participant’s Deferred Compensation Account and Class Year Subaccounts therein pursuant to the provisions of Section 4.1.

2.21 “Participating Employer” means STERIS and any trade or business (whether or not incorporated) which has been designated as a Participating Employer by STERIS or which adopts this Plan with the consent of STERIS.

2.22 “Performance-Based Compensation” means compensation where the amount of, or entitlement to, the compensation is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least twelve months in which the service provider performs services. Organizational or individual performance criteria are considered pre-established if established in writing no later than 90 days after the commencement of the period of service to which the criteria relates, provided that the outcome is substantially uncertain at the time the criteria are established. Performance-based compensation may include payments based upon subjective performance criteria in accordance with the Section 409A Guidance.

2.23 “Plan” means the STERIS Corporation Deferred Compensation Plan, as herein set out or as duly amended.

2.24 “Plan Administrator” means the person designated as such in the Adoption Agreement.

2.25 “Plan-Approved Domestic Relations Order” shall mean a court order that is lawfully directed to this Plan and that is served upon the Plan Administrator before the Participant receives a distribution of his benefit that pursuant to a state domestic relations law creates or recognizes the existence of the right of an alternate payee to receive all or a portion of a Participant’s benefit and that meets all of the following requirements. An order shall not be a Plan-Approved Domestic Relations Order unless the Plan Administrator determines that the court order on its face and without reference to any other document states all of the following:

(a) The court order expressly states that it relates to the provision of child support, alimony, or marital property rights to a spouse, former spouse, or child of a Participant and is made pursuant to State domestic relations law.

(b) The court order clearly and unambiguously specifies that it refers to this Plan.

(c) The court order clearly and unambiguously specifies the name of the Participant’s Employer.

(d) The court order clearly specifies: the name, mailing address, and social security number of the Participant; and the name, mailing address, and social security number of each alternate payee.

(e) The court order clearly specifies the amount or percentage, or the manner in which the amount or percentage is to be determined, of the Participant’s benefit to be paid to or segregated for the separate account of the alternate payee.

(f) The court order expressly states that the alternate payee’s segregated account shall bear all fees and expenses as though the alternate payee were a Participant.

(g) The court order clearly specifies that any distribution to the alternate payee becomes payable only after a Qualifying Distribution Event of the Participant and only upon the alternate payee’s written claim made to the Plan Administrator.

(h) The court order clearly specifies that any distribution to any alternate payee shall be payable only as a lump sum.

(i) The court order expressly states that it does not require this Plan to provide any type or form of benefit or any option not otherwise provided under this Plan.

(j) The court order expressly states that the order does not require this Plan to provide increased benefits.

(k) The court order expressly states that any provision of it that would have the effect of requiring any distribution to an alternate payee of deferred compensation that is required to be paid to another person under any court order is void.

(l) The court order expressly states that nothing in the order shall have any effect concerning any party’s tax treatment, and that nothing in the order shall direct any person’s tax reporting or withholding.

An order shall not be a Plan-approved Domestic Relations Order if it includes any provision that does not relate to this Plan. Without limiting the comprehensive effect of the preceding sentence, an order shall not be a Plan-Approved Domestic Relations Order if the order includes any provision relating to any pension plan, retirement plan, deferred compensation plan, health plan, welfare benefit plan, or employee benefit plan other than this Plan. An order shall not be a Plan-Approved Domestic Relations Order unless the order provides for only one alternate payee. An order shall not be a Plan-Approved Domestic Relations Order if the order includes any provision that would permit the alternate payee to designate any beneficiary for any purpose. However, an order does not fail to qualify as a Plan-approved Domestic Relations Order because it provides that any rights not paid before the alternate payee’s death shall be payable to the duly appointed and then-currently serving personal representative of the alternate payee’s estate. The Plan Administrator may assume that the alternate payee named by the court order is a proper payee and need not inquire into whether the person named is a spouse or former spouse or child of the Participant.

2.26 “Plan Year” means the twelve-month period ending on the last day of the month designated in the Adoption Agreement; provided, that the initial Plan Year may have fewer than twelve months.

2.27 “Qualifying Distribution Event” means (i) the separation from Service, as defined in the Section 409A Guidance, of the Participant, (ii) the date the Participant becomes Disabled, (iii) the death of the Participant, (iv) to the extent permitted, the time specified by the Participant for an in-service or education distribution, or (v) a Change in Control of STERIS, each as provided in Section 5. Distributions for unforeseeable emergencies or similar occurrences are not permitted under the Plan.

2.28 “Retirement” means the attainment of age 65 and cessation of Service with all Employers.

2.29 “Retirement Account” means the portion of the Deferred Compensation Account of a Participant, excluding any In-Service Account or any Education Account. The Retirement Account shall be adjusted in the same manner and at the same time as the Deferred Compensation Account under Section 8 and in accordance with the rules and regulations in effect under Section 8.

2.30 “Section 409A Guidance” means collectively Section 409A of the Code, any proposed, temporary or final regulations, and any other formal guidance issued by the Secretary of the Treasury or the Internal Revenue Service with respect thereto.

2.31 “Service” means employment of a Participant by a Participating Employer as an Employee. For purposes of the Plan, the employment relationship is treated as continuing intact while the Employee is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Employee’s right to reemployment is provided either by statute or contract.

2.32 “Service Bonus” means any bonus paid to a Participant by the Participating Employer which is not Performance-Based Compensation.

2.33 “Specified Employee” means an employee who is a specified employee within the meaning of the Section 409A Guidance (determined pursuant to procedures adopted by STERIS in accordance with the Section 409A Guidance).

2.34 “Spouse” or “Surviving Spouse” means, except as otherwise provided in the Plan, a person who is the legally married spouse or surviving spouse of a Participant.

2.35 “STERIS” means STERIS Corporation, an Ohio corporation.

2.36 “Student” means the individual designated by the Participant in the Participant Deferral Agreement with respect to whom the Participant will create an Education Account, if applicable.

2.37 “Trust” means the trust fund established pursuant to Section 10.2, if designated by STERIS in the Adoption Agreement.

2.38 “Trustee” means the trustee, if any, named in the agreement establishing the Trust and such successor or additional trustee as may be named pursuant to the terms of the agreement establishing the Trust.

2.39 “Years of Service” means each Plan Year of Service completed by the Participant. For vesting purposes, Years of Service shall be calculated from the date designated in the Adoption Agreement.

SECTION 3. PARTICIPATION:

The Committee in its discretion shall designate each Employee who is eligible to participate in the Plan. Participation for any Plan Year shall be limited to Employees who are employed at salary grade level “H” or above by one or more of the Participating Employers and who will have an annual base salary of $100,000 or above during such Plan Year. An Employee designated by the Committee as a Participant who has not otherwise entered the Plan shall enter the Plan and become a Participant as of the date determined by the Committee. A Participant who separates from Service with the Employer and who later returns to Service will not be an Active Participant under the Plan except upon satisfaction of such terms and conditions as the Committee shall establish upon the Participant’s return to Service, whether or not the Participant shall have a balance remaining in the Deferred Compensation Account under the Plan on the date of the return to Service. A Participant who separates from Service will cease to be a Participant at such time as he or she no longer has a Deferred Compensation Account under the Plan.

SECTION 4. CREDITS TO DEFERRED COMPENSATION ACCOUNT:

4.1 Participant Deferral Credits. To the extent provided in the Adoption Agreement, each year each Active Participant may elect, by entering into a Participant Deferral Agreement with a Participating Employer, to defer the receipt of Compensation from the Participating Employer by a percentage specified in the Participant Deferral Agreement. The amount of the Participant Deferral Credit shall be credited to the respective Class Year Subaccount of the Deferred Compensation Account maintained for the Participant pursuant to Section 8. The following special provisions shall apply with respect to the Participant Deferral Credits of a Participant:

4.1.1 The respective Class Year Subaccount of the Participant’s Deferred Compensation Account shall be credited on each Crediting Date an amount equal to the total Participant Deferral Credit for the period ending on such Crediting Date.

4.1.2 An election pursuant to this Section 4.1 shall be made by the Participant by executing and delivering a Participant Deferral Agreement to the Committee. Except as otherwise provided in this Section 4.1, each such election shall be effective (i) for the calendar year next following the date such Participant Deferral Agreement is received by the Committee with respect to base salary, as defined in Section 2.7(f) of the Adoption Agreement, that is paid with respect to services provided in that calendar year, and (ii) for the fiscal year of the Employer that commences in the calendar year next following the date such Participant Deferral Agreement is received by the Committee with respect to commissions and bonuses that are paid with respect to services performed in that fiscal year. A Participant’s election may be changed at any time prior to the last permissible date for making the election as permitted in this Section 4.1, and shall thereafter be irrevocable.

4.1.3 In the case of the first year in which the Participant becomes eligible to participate in the Plan, the Participant may execute and deliver a Participant Deferral Agreement to the Committee within 30 days after the date the Participant enters the Plan to be effective with respect to Compensation to be paid for services performed after the election and as of the first administratively practicable payroll period next following the date the Participant Deferral Agreement is received by the Committee. For Compensation that is earned based upon a specified performance period (for example, an annual bonus), where a deferral election is made in the first year of eligibility but after the beginning of the service period, the election will be deemed to apply to Compensation paid for services subsequent to the election if the election applies to the portion of the Compensation equal to the total amount of the Compensation for the service period multiplied by the ratio of the number of days remaining in the performance period after the election over the total number of days in the performance period.

4.1.4 A Participant may unilaterally modify a Participant Deferral Agreement (either to terminate, increase or decrease the portion of his future Compensation which is subject to deferral within the percentage limits set forth in Section 4.1 of the Adoption Agreement) by providing a written modification of the Participant Deferral Agreement to the Committee. The modification shall become effective as of the first day of January following the date such written modification is received by the Committee.

4.1.5 Notwithstanding other provisions to the contrary, if permitted by the Committee, if the Participant performed services continuously from a date no later than the date upon which the performance criteria are established through a date no earlier than the date upon which the Participant makes an initial deferral election, a Participant Deferral Agreement relating to the deferral of Performance-Based Compensation may be executed and delivered to the Committee no later than the date which is 6 months prior to the end of the performance period, provided that in no event may an election to defer Performance-Based Compensation be made after such Compensation has become both substantially certain to be paid and readily ascertainable.

4.1.6 Except as may be provided by Section 4.1.5, if the Participating Employer has a fiscal year other than the calendar year, Compensation relating to service in the fiscal year of the Participating Employer (such as a bonus based on the fiscal year of the Participating Employer), of which no amount is paid or payable during the fiscal year, may be deferred at the Participant’s election only if the election to defer is made not later than the close of the Participating Employer’s fiscal year next preceding the first fiscal year in which the Participant performs any services for which such Compensation is payable.

4.1.7 Compensation payable after the last day of the Participant’s taxable year solely for services provided during the final payroll period containing the last day of the Participant’s taxable year (i.e., December 31) is treated for purposes of this Section 4.1 as Compensation for services performed in the subsequent taxable year.

4.1.8 The Committee may from time to time establish policies or rules consistent with the Section 409A Guidance to govern the manner in which Participant Deferral Credits may be made.

4.2 Employer Credits. As designated by STERIS in the Adoption Agreement, the Deferred Compensation Accounts of Active Participants will be credited with Employer Credits as determined in accordance with the Adoption Agreement.

4.3 Deferred Compensation Account. All Participant Deferral Credits and Employer Credits shall be credited to the Deferred Compensation Account of the Participant.

SECTION 5. QUALIFYING DISTRIBUTION EVENTS:

5.1 Separation from Service. If the Participant separates from Service with the Employer, the vested balance in the Deferred Compensation Account shall be paid to the Participant by STERIS as provided in Section 6. Notwithstanding the foregoing, no distribution triggered solely by a separation from Service shall be made earlier than six months after the date of separation from Service (or, if earlier, the date of death) with respect to a

Participant who is a Specified Employee of a corporation the stock in which is traded on an established securities market or otherwise. Any payments to which a Specified Employee would be entitled during the first six months following the date of separation from Service shall be accumulated and paid on the first day of the seventh month following the date of separation from service.

5.2 Disability. If the Participant becomes Disabled while in Service, the vested balance in the Deferred Compensation Account shall be paid to the Participant by STERIS as provided in Section 6.

5.3 Death. If the Participant dies while in Service, STERIS shall pay a benefit to the Participant’s Beneficiary in the amount designated in the Adoption Agreement. Payment of such benefit shall be made by STERIS as provided in Section 6. If a Participant dies following his separation from Service for any reason, and before all payments under the Plan have been made, the vested balance in the Deferred Compensation Account shall be paid by STERIS to the Participant’s Beneficiary in a single lump sum within the 90-day period following the Participant’s death, provided that the Participant’s Beneficiary shall not have the right to designate the taxable year of the payment.

5.4 In-Service Distributions. If STERIS designates in the Adoption Agreement that in-service distributions are permitted under the Plan, a Participant may designate in a Participant Deferral Agreement to have a specified amount credited to the Participant’s In-Service Account within a relevant Class Year Subaccount for in-service distributions at the later of the date specified by the Participant or as specified in the Adoption Agreement. In no event may an in-service distribution be made prior to two years following the establishment of the In-Service Account within a relevant Class Year Subaccount of the Participant. If the Participant elects to receive in-service distributions in annual installment payments, the payment of each annual installment shall be made on the anniversary of the date of the first installment payment, and the amount of the annual installment shall be adjusted on such anniversary for credits or debits to the Participant’s Class Year Subaccount pursuant to Section 8 of the Plan. Such adjustment shall be made by dividing the balance in the In-Service Account of the relevant Class Year Subaccount on such date by the number of annual installments remaining to be paid hereunder; provided that the last annual installment due under the Plan shall be the entire amount credited to the Participant’s In-Service Account of the relevant Class Year Subaccount on the date of payment. Notwithstanding the foregoing, if a Participant incurs a Qualifying Distribution Event prior to the date on which the entire balance in the In-Service Account of the relevant Class Year Subaccount has been distributed, then the balance in the In-Service Account of the relevant Class Year Subaccount on the date of the Qualifying Distribution Event shall be distributed to the Participant in the same manner and at the same time as the balance in the Deferred Compensation Account is distributed under Section 6 and in accordance with the rules and elections in effect under Section 6.

5.5 Education Distributions. If STERIS designates in the Adoption Agreement that education distributions are permitted under the Plan, a Participant may designate in the Participant Deferral Agreement to have a specified amount credited to the Participant’s Education Account for education distributions at the later of the date specified by the Participant or the date specified in the Adoption Agreement. If the Participant designates more than one Student, the Education Account will be divided into a separate Education Account for each Student, and the Participant may designate in the Participant Deferral Agreement the percentage or dollar amount to be credited to each Education Account. In the absence of a clear designation, all credits made to the Education Account shall be equally allocated to each Education Account. STERIS shall pay to the Participant the balance in the Education Account with respect to the Student at the time and in the manner designated by the Participant in the Participant Deferral Agreement. If the Participant elects to receive education distributions in annual installment payments, the payment of each annual installment shall be made on the anniversary of the date of the first installment payment, and the amount of the annual installment shall be adjusted on such anniversary for credits or debits to the Participant’s Education Account pursuant to Section 8 of the Plan. Such adjustment shall be made by dividing the balance in the Education Account on such date by the number of annual installments remaining to be paid hereunder; provided that the last annual installment due under the Plan shall be the entire amount credited to the Participant’s Education Account on the date of payment. Notwithstanding the foregoing, if the Participant incurs a Qualifying Distribution Event prior to the date on which the entire balance of the Education Account has been distributed, then the balance in the Education Account on the date of the Qualifying Distribution Event shall be distributed to the Participant in the same manner and at the same time as the Deferred Compensation Account is distributed under Section 6 and in accordance with the rules and elections in effect under Section 6.

5.6 Change in Control. If STERIS designates in the Adoption Agreement that distributions are permitted under the Plan in the event of a Change in Control, the Participant may designate in a Participant Deferral Agreement to have the vested balance in the Class Year Subaccount of the Deferred Compensation Account associated with such Participant Deferral Agreement paid to the Participant upon a Change in Control as provided in Section 6.

SECTION 6. QUALIFYING DISTRIBUTION EVENTS PAYMENT OPTIONS:

6.1 Payment Options. STERIS shall designate in the Adoption Agreement the payment options which may be elected by the Participant. The Participant shall elect in each Participant Deferral Agreement the method under which the vested balance in the Class Year Subaccount of the Participant’s Deferred Compensation Account associated with that Participant Deferral Agreement will be distributed from among the designated payment options. Payment shall be made in the manner elected by the Participant and shall be paid or commence to be paid upon the date of the Qualifying Distribution Event. For purposes of this Plan, including Section 6.2, a payment shall be treated as made upon the date of the Qualifying Distribution Event if it is made on such date or a later date within the same calendar year or, if later, by the 15th day of the third calendar month following the Qualifying Distribution Event, provided that the Participant does not have the ability to designate the taxable year of payment. The Participant may elect a different method of payment for each Qualifying Distribution Event as specified in the Adoption Agreement and with respect to different Class Year Subaccounts. If the Participant elects the installment payment option, the payment of each annual installment shall be made on the anniversary of the date of the first installment payment, and the amount of the annual installment paid from a specific Class Year Subaccount shall be adjusted on such anniversary for credits or debits to such Class Year Subaccount pursuant to Section 8 of the Plan. Such adjustment shall be made by dividing the balance in the Class Year Subaccount in the Deferred Compensation Account on such date by the number of annual installments remaining to be paid hereunder from such Class Year Subaccount; provided that the last annual installment due under the Plan from such Class Year Subaccount shall be the entire amount credited to the Participant’s Class Year Subaccount on the date of payment. In the event the Participant fails to make a valid election of the payment method, the distribution will be made in a single lump sum payment upon the Qualifying Distribution Event.

6.2 De Minimis Amounts. Notwithstanding any payment election made by the Participant, the vested balance in the Deferred Compensation Account of the Participant will be distributed in a single lump sum payment if the payment accompanies the termination of the Participant’s entire interest in the Plan and the amount of such payment does not exceed the amount designated by STERIS in the Adoption Agreement. Such payment shall be made within the ninety-day period following the date of the Qualifying Distribution Event, provided that the Participant shall not have the right to designate the taxable year of payment.

6.3 Subsequent Elections. With the consent of the Committee, a Participant may delay or change the method of payment of a Class Year Subaccount of the Deferred Compensation Account subject to the following requirements:

6.3.1 The new election may not take effect until at least 12 months after the date on which the new election is made.

6.3.2 If the new election relates to a payment for a Qualifying Distribution Event other than the death of the Participant or the Participant becoming Disabled, the new election must provide for the deferral of the first payment for a period of at least five years from the date such payment would otherwise have been made.

6.3.3 If the new election relates to a payment from the In-Service Account of the Class Year Subaccount or Education Account, the new election must be made at least 12 months prior to the date of the first scheduled payment from such account.

For purposes of this Section 6.3 and Section 6.4, a payment is each separately identified amount to which the Participant is entitled under the Plan; provided that entitlement to a series of payments is treated as the entitlement to a single payment.

6.4 Acceleration Prohibited. The acceleration of the time or schedule of any payment due under the Plan is prohibited except as provided in regulations and administrative guidance promulgated under Section 409A of the Code. It is not an acceleration of the time or schedule of payment if STERIS waives or accelerates the vesting requirements applicable to a benefit under the Plan.

SECTION 7. VESTING:

A Participant shall be fully vested in the portion of his Deferred Compensation Account attributable to Participant Deferral Credits, and all income, gains and losses attributable thereto. A Participant shall become fully vested in the portion of his Deferred Compensation Account attributable to Employer Credits, and income, gains and losses attributable thereto, in accordance with the vesting schedule and provisions designated by STERIS in the Adoption Agreement. If a Participant’s Deferred Compensation Account is not fully vested upon separation from Service, the portion of the Deferred Compensation Account that is not fully vested shall thereupon be forfeited.

SECTION 8. ACCOUNTS; DEEMED INVESTMENT; ADJUSTMENTS TO ACCOUNT:

8.1 Accounts. The Committee shall establish a book reserve account, entitled the “Deferred Compensation Account,” on behalf of each Participant. Each Participant’s Deferred Compensation Account shall contain one or more Class Year Subaccounts to reflect the credits and debits associated with the Participant Deferral Credits made to the Plan pursuant to each year’s deferral election. The Committee shall also establish an In-Service Account and Education Account as a part of the Class Year Subaccount of each Participant, if applicable. The amount credited to the Deferred Compensation Account shall be adjusted pursuant to the provisions of Section 8.3.

8.2 Deemed Investments. The Deferred Compensation Account of a Participant shall be credited with an investment return determined as if the account were invested in one or more investment funds made available by the Committee. Each year the Participant shall elect the investment funds in which his respective Class Year Subaccount in his Deferred Compensation Account shall be deemed to be invested. Such election shall be made in the manner prescribed by the Committee and shall take effect initially upon the entry of the Participant into the Plan. The investment election of the Participant with respect to a Class Year Subaccount shall remain in effect with respect to that Class Year Subaccount until a new election is made by the Participant. In the event the Participant fails for any reason to make an effective election of the investment return to be credited to a Class Year Subaccount, the investment return for such Class Year Subaccount shall be determined by the Committee.

8.3 Adjustments to Deferred Compensation Account. With respect to each Participant who has a Deferred Compensation Account under the Plan, the amount credited to such account shall be adjusted by the following debits and credits, at the times and in the order stated:

8.3.1 The Deferred Compensation Account shall be debited each business day with the total amount of any payments made from such account since the last preceding business day to him or for his benefit.

8.3.2 The Deferred Compensation Account shall be credited on each Crediting Date with the total amount of any Participant Deferral Credits and Employer Credits to such account since the last preceding Crediting Date.

8.3.3 The Deferred Compensation Account shall be credited or debited on each day securities are traded on a national stock exchange with the amount of deemed investment gain or loss resulting from the performance of the investment funds elected by the Participant in accordance with Section 8.2. The amount of such deemed investment gain or loss, as finally determined by the Committee, shall be final and conclusive upon all concerned.

SECTION 9. ADMINISTRATION BY COMMITTEE:

9.1 General. The Committee and the Plan Administrator shall have all authority to operate and administer the Plan and shall possess such powers as are necessary or proper for such operation and administration. Subject to Section 11, the Committee and the Plan Administrator shall allocate responsibility for such operation and administration between themselves.

9.2 Conflicts of Interest. No individual member of the Committee shall have any right to vote or decide upon any matter relating solely to himself or to any of his rights or benefits under the Plan (except that such member may sign unanimous written consent to resolutions adopted or other action taken without a meeting), except relating to the terms of his Participant Deferral Agreement.

9.3 Correction of Errors. The Committee may correct errors and, so far as practicable, may adjust any benefit or credit or payment accordingly. The Committee may in its discretion waive any notice requirements in the Plan; provided, that a waiver of notice in one or more cases shall not be deemed to constitute a waiver of notice in any other case.

9.4 Authority to Interpret Plan. Subject to the claims procedure set forth in Section 16 the Plan Administrator and the Committee shall have the duty and discretionary authority to interpret and construe the provisions of the Plan and to decide any dispute which may arise regarding the rights of Participants hereunder, including the discretionary authority to construe the Plan and to make determinations as to eligibility and benefits under the Plan.

9.5 Third-Party Advisors. The Committee or the Plan Administrator may engage an attorney, accountant, actuary or any other technical advisor on matters regarding the operation of the Plan and to perform such other duties as shall be required in connection therewith, and may employ such clerical and related personnel as the Committee or the Plan Administrator shall deem requisite or desirable in carrying out the provisions of the Plan. The Committee or the Plan Administrator shall from time to time, but no less frequently than annually, review the financial condition of the Plan and determine the financial and liquidity needs of the Plan. The Committee or the Plan Administrator shall communicate such needs to the Employer so that its policies may be appropriately coordinated to meet such needs.

9.6 Expense Reimbursement. The Committee shall be entitled to reimbursement by STERIS for its reasonable expenses properly and actually incurred in the performance of its duties in the administration of the Plan.

9.7 Indemnification. No member of the Committee shall be personally liable by reason of any contract or other instrument executed by him or on his behalf as a member of the Committee nor for any mistake of judgment made in good faith, and the Employer shall indemnify and hold harmless, directly from its own assets (including the proceeds of any insurance policy the premiums for which are paid from the Employer’s own assets), each member of the Committee and each other officer, employee, or director of the Employer to whom any duty or power relating to the administration or interpretation of the Plan may be delegated or allocated, against any unreimbursed or uninsured cost or expense (including any sum paid in settlement of a claim with the prior written approval of the Board) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud, bad faith, willful misconduct or gross negligence.

SECTION 10. CONTRACTUAL LIABILITY; TRUST:

10.1 Contractual Liability. The obligation of STERIS to make payments hereunder shall constitute a contractual liability of STERIS to the Participant. Such payments shall be made from the general funds of STERIS, and STERIS shall not be required to establish or maintain any special or separate fund, or otherwise to segregate assets to assure that such payments shall be made, and the Participant shall not have any interest in any particular assets of STERIS by reason of its obligations hereunder. To the extent that any person acquires a right to receive payment from STERIS, such right shall be no greater than the right of an unsecured creditor of STERIS.

10.1.1 Subject to the provisions of Section 10.1.2, each Participating Employer shall be solely liable for and shall reimburse STERIS for the Participating Employer’s appropriate share of any funding necessary to provide benefits to its employees who are Participants under this Plan;

10.1.2 Notwithstanding the foregoing, upon a transfer of employment among Participating Employers, any liability for the payment to or on behalf of a Participant shall be transferred from the prior Participating Employer to the new Participating Employer. The last Participating Employer of the Participant shall be responsible for the payment hereunder after the Participant’s Qualifying Distribution Event, whether liability for such payment accrued before or after the Participant’s transfer of employment to such Participating Employer.

10.2 Trust. If so designated in the Adoption Agreement, a Trust will be established by STERIS with the Trustee, pursuant to such terms and conditions as are set forth in the Trust Agreement. The Trust, if and when established, is intended to be treated as a grantor trust for purposes of the Code and all assets of the Trust shall be held in the United States. The establishment of the Trust is not intended to cause Participants to realize current income on amounts contributed thereto, and the Trust shall be so interpreted and administered. In no event shall any amount be transferred to a Trust described in this Section 10.2 if, pursuant to Section 409A(b)(3)(A) of the Code, such amount would, for purposes of Section 83 of the Code, be treated as property transferred in connection with the performance of services.

SECTION 11. ALLOCATION OF RESPONSIBILITIES:

The persons responsible for the Plan and the duties and responsibilities allocated to each are as follows:

11.1 Board.

(i)    To amend the Plan;

(ii)    To terminate the Plan as permitted in Section 14; and

(iii)    To perform such other responsibilities as are otherwise specified herein.

11.2 Committee.

(i)    To designate Participants;

(ii)    To interpret the provisions of the Plan and to determine the rights of the Participants under the Plan, except to the extent otherwise provided in Section 16 relating to claims procedure;

(iii)    To administer the Plan in accordance with its terms, except to the extent powers to administer the Plan are specifically delegated to another person or persons as provided in the Plan;

(iv)    To account for the amount credited to the Deferred Compensation Account of a Participant;

(v)    To direct STERIS in the payment of benefits; and

(vi)    To perform such other responsibilities as may be allocated to it pursuant to Section 9 hereof or as are otherwise specified herein.

11.3 Plan Administrator.

(i)    To file such reports as may be required with the United States Department of Labor, the Internal Revenue Service and any other government agency to which reports may be required to be submitted from time to time;

(ii)    To administer the claims procedure to the extent provided in Section 16; and

(iii)    To perform such other responsibilities as may be allocated to it pursuant to Section 9 hereof or as are otherwise specified herein.

Each of the Board and the Committee may delegate to one or more of its members or to one or more officers or employees of STERIS, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Board, the Committee or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Board, the Committee or such person may have under the Plan.

SECTION 12. BENEFITS NOT ASSIGNABLE; FACILITY OF PAYMENTS:

12.1 Benefits Not Assignable. Except as otherwise provided herein, no portion of any benefit credited or paid under the Plan with respect to any Participant shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void, nor shall any portion of such benefit be in any manner payable to any assignee, receiver or any one trustee, or be liable for his debts, contracts, liabilities, engagements or torts. Notwithstanding the foregoing, in the event that all or any portion of the benefit of a Participant is transferred to the former spouse of the Participant incident to a divorce pursuant to a Plan Approved Domestic Relations Order, the Committee shall maintain such amount for the benefit of the former spouse until distributed in the manner required by an order of any court having jurisdiction over the divorce, and the former spouse shall be entitled to the same rights as the Participant with respect to such benefit.

12.2 Payments to Minors and Others. If any individual entitled to receive a payment under the Plan shall be physically, mentally or legally incapable of receiving or acknowledging receipt of such payment, the Committee, upon the receipt of satisfactory evidence of his incapacity and satisfactory evidence that another person or institution is maintaining him and that no guardian or committee has been appointed for him, may cause any payment otherwise payable to him to be made to such person or institution so maintaining him. Payment to such person or institution shall be in full satisfaction of all claims by or through the Participant to the extent of the amount thereof.

SECTION 13. BENEFICIARY:

The Participant’s beneficiary shall be the person or persons designated by the Participant on the beneficiary designation form provided by and filed with the Committee or its designee. If the Participant does not designate a beneficiary, the beneficiary shall be his Surviving Spouse. If the Participant does not designate a beneficiary and has no Surviving Spouse, the beneficiary shall be the Participant’s estate. The designation of a beneficiary may be changed or revoked only by filing a new beneficiary designation form with the Committee or its designee. If a beneficiary (the “primary beneficiary”) is receiving or is entitled to receive payments under the Plan and dies before receiving all of the payments due him, the balance to which he is entitled shall be paid to the contingent beneficiary, if any, named in the Participant’s current beneficiary designation form. If there is no contingent beneficiary, the balance shall be paid to the estate of the primary beneficiary. Any beneficiary may disclaim all or any part of any benefit to which such beneficiary shall be entitled hereunder by filing a written disclaimer with the Committee before payment of such benefit is to be made. Such a disclaimer shall be made in a form satisfactory to the Committee and shall be irrevocable when filed. Any benefit disclaimed shall be payable from the Plan in the same manner as if the beneficiary who filed the disclaimer had predeceased the Participant.

SECTION 14. AMENDMENT AND TERMINATION OF PLAN:

The Board may amend any provision of the Plan or terminate the Plan at any time; provided, that in no event shall such amendment or termination reduce the balance in any Participant’s Deferred Compensation Account as of the date of such amendment or termination, nor shall any such amendment affect the terms of the Plan relating to the payment of such Deferred Compensation Account; and, provided, further, that the Oversight Committee for the STERIS Corporation 401(k) Plan (the “Oversight Committee”) may amend the Plan to comply with any legislation, or any regulations, rulings, or other published guidance issued with respect to such legislation, in order to maintain the Plan in compliance with the requirements of Section 409A of the Code and to make any other modifications which the Oversight Committee deems necessary or advisable and which either does not materially affect the substance of the Plan or is otherwise required by the Internal Revenue Service in order for the Plan to continue to comply with Section 409A of the Code or for the Trust maintained for purposes of the Plan to continue to constitute a “grantor trust” for purposes of the Code. Notwithstanding the foregoing, the following special provisions shall apply:

14.1 Termination in the Discretion of STERIS.

Except as otherwise provided in Sections 14.2 or 14.3, STERIS in its discretion may terminate the Plan and distribute benefits to Participants subject to the following requirements:

14.1.1 All arrangements sponsored by the Employer that would be aggregated with the Plan under Section 1.409A-1(c) of the Treasury Regulations are terminated.

14.1.2 No payments other than payments that would be payable under the terms of the Plan if the termination had not occurred are made within 12 months of the date STERIS takes action to irrevocably terminate and liquidate the Plan.

14.1.3 All benefits under the Plan are paid within 24 months of the date STERIS takes action to irrevocably terminate and liquidate the Plan.

14.1.4 The Employer does not adopt a new arrangement that would be aggregated with the Plan under Section 1.409A-1(c) of the Treasury Regulations providing for the deferral of compensation at any time within three years following the date STERIS takes action to irrevocably terminate and liquidate the Plan.

14.1.5 The termination and liquidation does not occur proximate to a downturn in the financial health of STERIS.

14.2 Termination Upon Change in Control. If STERIS takes irrevocable action to terminate the Plan within thirty days preceding or twelve months following a Change in Control of STERIS, the Deferred Compensation Account of each Participant shall become fully vested and, subject to the aggregation requirements of the Section 409A Guidance, payable to the Participant in a lump sum within twelve months following the date of termination.

14.3 No Financial Triggers. STERIS may not terminate the Plan and make distributions to a Participant due solely to a change in the financial health of the Employer.

SECTION 15. COMMUNICATION TO PARTICIPANTS:

STERIS shall make a copy of the Plan available for inspection by Participants and their beneficiaries during reasonable hours at the principal office of STERIS.

SECTION 16. CLAIMS PROCEDURE:

The following claims procedure shall apply with respect to the Plan:

16.1 Filing of a Claim for Benefits. If a Participant or beneficiary (the “claimant”) believes that he is entitled to benefits under the Plan which are not being paid to him or which are not being accrued for his benefit, he shall file a written claim therefor with the Committee. In the event a member of the Committee shall be the claimant, all actions which are required to be taken by the Committee pursuant to this Section 16 shall be taken instead by the remaining members of the Committee.

16.2 Notification to Claimant of Decision. Within 90 days after receipt of a claim by the Committee (or within 180 days if special circumstances require an extension of time), the Committee shall notify the claimant of the decision with regard to the claim. In the event of such special circumstances requiring an extension of time, there shall be furnished to the claimant prior to expiration of the initial 90-day period written notice of the extension, which notice shall set forth the special circumstances and the date by which the decision shall be furnished. If such claim shall be wholly or partially denied, notice thereof shall be in writing and worded in a manner calculated to be understood by the claimant, and shall set forth: (i) the specific reason or reasons for the denial; (ii) specific reference to pertinent provisions of the Plan on which the denial is based; (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and (iv) an explanation of the procedure for review of the denial and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under ERISA following an adverse benefit determination on review. Notwithstanding the forgoing, if the claim relates to a distribution on the basis of a Participant being Disabled, the Committee shall notify the claimant of the decision within 45 days (which may be extended for an additional 30 days if required by special circumstances).

16.3 Procedure for Review. Within 60 days following receipt by the claimant of notice denying his claim, in whole or in part, or, if such notice shall not be given, within 60 days following the latest date on which such notice could have been timely given, the claimant shall appeal denial of the claim by filing a written application for review with the Committee. Following such request for review, the Committee (or the Plan Administrator if the claim relates to a distribution on the basis of a Participant being Disabled) shall fully and fairly review the decision denying the claim. Prior to the decision of the Committee (or the Plan Administrator, as the case may be), the claimant shall be given an opportunity to review pertinent documents and to submit issues and comments in writing.

16.4 Decision on Review. The decision on review of a claim denied in whole or in part by the Committee (or the Plan Administrator if the claim relates to a distribution on the basis of a Participant being Disabled) shall be made in the following manner:

16.4.1 Within 60 days following receipt by the Committee of the request for review (or within 120 days if special circumstances require an extension of time), the Committee shall notify the claimant in writing of its decision with regard to the claim. In the event of such special circumstances requiring an extension of time, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension. Notwithstanding the forgoing, if the claim relates to a distribution on the basis of a Participant being Disabled, the Plan Administrator shall notify the claimant of the decision within 45 days (which may be extended for an additional 45 days if required by special circumstances).

16.4.2 With respect to a claim that is denied in whole or in part, the decision on review shall set forth specific reasons for the decision, shall be written in a manner calculated to be understood by the claimant, and shall cite specific references to the pertinent Plan provisions on which the decision is based.

16.4.3 The decision of the Committee (or the Plan Administrator if the claim relates to a distribution on the basis of a Participant being Disabled) shall be final and conclusive.

16.5 Action by Authorized Representative of Claimant. All actions set forth in this Section 16 to be taken by the claimant may likewise be taken by a representative of the claimant duly authorized by him to act in his behalf on such matters. The Plan Administrator and the Committee may require such evidence as either may reasonably deem necessary or advisable of the authority to act of any such representative.

SECTION 17. MISCELLANEOUS PROVISIONS:

17.1 Set off. Notwithstanding any other provision of this Plan, STERIS may reduce the amount of any payment otherwise payable to or on behalf of a Participant hereunder (net of any required withholdings) by the amount (no greater than $5,000 in any fiscal year of STERIS) of any loan, cash advance, extension of credit or other obligation of the Participant to the Employer that was incurred in the ordinary course of the Participant’s employment with the Employer and that is then due and payable, provided that any such reduction shall be taken at the same time and in the same manner as such loan, cash advance, extension of credit or other obligation would have been due and collected from the Participant. The Participant shall be deemed to have consented to such reduction.

17.2 Notices. Each Participant who is not in Service and each Beneficiary shall be responsible for furnishing the Committee or its designee with his current address for the mailing of notices and benefit payments. Any notice required or permitted to be given to such Participant or Beneficiary shall be deemed given if directed to such address and mailed by regular United States mail, first class, postage prepaid. If any check mailed to such address is returned as undeliverable to the addressee, mailing of checks will be suspended until the Participant or beneficiary furnishes the proper address. This provision shall not be construed as requiring the mailing of any notice or notification otherwise permitted to be given by posting or by other publication.

17.3 Reliance on Data. Each Employer, the Committee and the Plan Administrator shall have the right to rely on any data provided by the Participant or by any Beneficiary. Representations of such data shall be binding upon any party seeking to claim a benefit through a Participant, and each Employer, the Committee and the Plan Administrator shall have no obligation to inquire into the accuracy of any representation made at any time by a Participant or beneficiary.

17.4 Receipt and Release for Payments. Subject to the provisions of Section 17.1, any payment made from the Plan to or with respect to any Participant or Beneficiary, or pursuant to a disclaimer by a Beneficiary, shall, to the extent thereof, be in full satisfaction of all claims hereunder against the Plan and each Employer with respect to the Plan. The recipient of any payment from the Plan may be required by the Committee, as a condition precedent to such payment, to execute a receipt and release with respect thereto in such form as shall be acceptable to the Committee.

17.5 Headings. The headings and subheadings of the Plan have been inserted for convenience of reference and are to be ignored in any construction of the provisions hereof.

17.6 Continuation of Employment. The establishment of the Plan shall not be construed as conferring any legal or other rights upon any Employee or any persons for continuation of employment, nor shall it interfere with the right of the Participating Employer or any other Employer to discharge any Employee or to deal with him without regard to the effect thereof under the Plan.

17.7 Construction. STERIS shall designate in the Adoption Agreement the state according to whose laws the provisions of the Plan shall be construed and enforced, except to the extent that such laws are superseded by ERISA and the applicable requirements of the Code.

17.8 Section 409A Compliance. It is intended that this Plan comply with the provisions of Section 409A of the Code, so as to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise actually be distributed or made available to the Participants. This Plan shall be administered in a manner consistent with such intent.